EXHIBIT 12.2
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             TEXTRON INC. INCLUDING ALL MAJORITY-OWNED SUBSIDIARIES

                 COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES

                                   (unaudited)

                           (In millions except ratio)

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                                                                        Three Months
                                                                           Ended
                                                                       April 1, 1995
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Fixed charges:
  Interest expense (1)                                                  $    202
  Estimated interest portion of rents                                         10

    Total fixed charges                                                 $    212



Income:
  Income before income taxes                                            $    185
  Elimination of minority interest in pretax income of Paul Revere           (5)
  Fixed charges                                                              212

    Adjusted income                                                     $    392



Ratio of income to fixed charges                                            1.85



(1) Includes interest unrelated to borrowings of $12 million (primarily interest accretion).
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